Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03
March 31, 2023
Medium-Term Senior Notes, Series N
Pricing Supplement No. 2023-USNCH16603 to Product Supplement No. EA-08-01
dated September 28, 2022, Underlying Supplement No. 10 dated May 11, 2021 and
Prospectus Supplement and Prospectus each dated May 11, 2021

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

■  Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlying”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic early redemption upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the underlying.

■  Automatic Call. If the closing value of the underlying on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium of 20.60% of the stated principal amount.

■  Maturity Payment Amount. If the securities are not automatically called for redemption, you will receive a maturity payment amount that could be greater than, equal to or less than the stated principal amount, depending on the ending value of the underlying as follows:

■  If the ending value is greater than the starting value, you will receive the stated principal amount plus a positive return equal to 150% of the percentage increase in the value of the underlying from the starting value

■  If the ending value is less than the starting value but not by more than 20% (the “buffer amount”), you will be repaid the stated principal amount

■  If the ending value is less than the starting value by more than the buffer amount, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the underlying in excess of the buffer amount

■  Investors may lose up to 80% of the stated principal amount

■  If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the underlying beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the underlying at the participation rate

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$2,696,000.00
Underwriting Discount and Commission(2)(3)	$25.75	$69,422.00
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$974.25	$2,626,578.00

(1) On the date of this pricing supplement, the estimated value of the securities is $960.00 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.575% ($25.75) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Terms of the Securities
Underlying:	SPDR® S&P® Oil & Gas Exploration & Production ETF
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	March 31, 2023
Issue Date:	April 5, 2023
Final Calculation Day:	March 30, 2026, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date:	April 6, 2026, subject to postponement as described in the accompanying product supplement.
Automatic Call:

If the closing value of the underlying on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call premium.

If the securities are automatically called for redemption, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the underlying beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the underlying at the participation rate.

If the securities are automatically called for redemption, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Date:	April 5, 2024, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement. For purposes of the accompanying product supplement, the call date is a “calculation day.”
Call Settlement Date:	For the call date, the fifth business day after such call date. For purposes of the accompanying product supplement, the call settlement date is a “payment date.”
Call Premium:	20.60% of the stated principal amount.
Maturity Payment Amount:

If the securities are not automatically called for redemption prior to maturity, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

•    If the ending value is greater than the starting value:

$1,000 + ($1,000 × underlying return × participation rate)

•    If the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

•    If the ending value is less than the threshold value:

$1,000 + [$1,000 × (underlying return + buffer amount)]

If the securities are not automatically called for redemption prior to maturity and the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the underlying in excess of the buffer amount and will lose some, and possibly up to 80%, of the stated principal amount of your securities at maturity.

Participation Rate:	150%
Threshold Value:	$102.072, 80% of the starting value
Buffer Amount:	20%
Starting Value:	$127.59, the closing value of the underlying on the pricing date
Ending Value:	The closing value of the underlying on the final calculation day

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Underlying Return:	(ending value – starting value) / starting value
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17331HDC7 / US17331HDC79

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-01 dated September 28, 2022:

https://www.sec.gov/Archives/edgar/data/200245/000095010322016616/dp180778_424b2-wf0801.htm

•	Underlying Supplement No. 10 dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

•	Prospectus Supplement and Prospectus, each dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek the potential for a fixed return if the underlying has appreciated at all as of the call date in lieu of full participation in any potential appreciation of the underlying;

•	if the securities are not automatically called for redemption prior to maturity, seek leveraged exposure to the positive performance of the underlying if the ending value is greater than the starting value;

•	if the securities are not automatically called for redemption prior to maturity, desire to limit the downside exposure to the underlying through the buffer amount;

•	if the securities are not automatically called for redemption prior to maturity, understand that if the ending value is less than the starting value by more than the buffer amount, they will receive less, and possibly significantly less, than the stated principal amount per security at maturity;

•	understand that the term of the securities may be limited by the automatic call feature of the securities;

•	are willing to forgo interest payments on the securities and dividends on securities included in the underlying; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek a security with a fixed term;

•	are unwilling to accept the risk that, if the securities are not automatically called for redemption prior to maturity, the value of the underlying may decrease by more than the buffer amount from the starting value to the ending value;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlying;

•	seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the terms of the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the information provided below.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called for redemption on the call date will be determined based on the closing value of the underlying on the call date as follows:

If the securities are not automatically called for redemption prior to maturity, on the maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Is the ending value greater than the starting value?
Yes
You will receive per security:
$1,000 + ($1,000 × underlying return × participation rate)
No
Is the ending value less than or equal to the starting value, but greater than or equal to the threshold value?
Yes
You will receive per security:
$1,000
No
You will receive per security:
$1,000 + [$1,000 × (underlying return + buffer amount)]
In this case, you will receive less, and possibly significantly less, than the stated principal amount of your securities.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, if the securities are not automatically called for redemption prior to maturity, your maturity payment amount will depend on the performance of the underlying. If the securities are not automatically called for redemption prior to maturity and the underlying depreciates by more than the buffer amount such that the ending value is less than the threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

If The Securities Are Automatically Called For Redemption Prior To Maturity, Your Potential Return On The Securities Is Limited.

If the securities are automatically called for redemption prior to maturity, your potential return on the securities is limited to the call premium payable upon automatic call. If the closing value of the underlying on the call date is greater than or equal to the starting value, you will be repaid the stated principal amount of your securities and will receive the fixed call premium, regardless of how significantly the closing value of the underlying on that call date may exceed the starting value. Accordingly, the call premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying. If the securities are automatically called for redemption, you will no longer have the opportunity to participate in any appreciation of the underlying at the participation rate.

The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

If the closing value of the underlying on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption. If the securities are automatically called for redemption following that call date, they will cease to be outstanding and you will not receive the call premium. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlying.

You will not receive any dividends with respect to the securities included in the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the securities included in the underlying.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

The Performance Of The Securities Will Depend On The Closing Values Of The Underlying Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Calculation Days.

Whether the securities will be automatically called for redemption will depend on the closing value of the underlying solely on the call date, regardless of the closing value of the underlying on other days during the term of the securities. If the securities are not automatically called for redemption, what you receive at maturity will depend solely on the ending value, and not the closing value of the underlying on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yields on the securities included in the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yields on the securities included in the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities— The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement. Changes in the value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The SPDR® S&P® Oil & Gas Exploration & Production ETF Is Subject To Concentrated Risks Associated With The Oil And Gas Exploration And Production Industry.

The stocks included in the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF and that are generally tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, oil and gas;

•	the cost of exploring for, developing, producing, refining and marketing oil and gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

•	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the underlying shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Even If The Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of The Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of the underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of the underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

Changes That Affect The Underlying May Affect The Value Of Your Securities.

The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to the underlying, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

The Value And Performance Of The Shares Of The Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

The underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the shares of the underlying. As a result, under these circumstances, the closing value of the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

The Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day is Postponed.

A calculation day (including the final calculation day) will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the call settlement date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the payment on the securities, assuming the various hypothetical closing values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment on the securities will be. The actual payment on the securities will depend on the actual closing values of the underlying on the calculation days.

The examples below are based on a hypothetical starting value of $100, rather than the actual starting value. For the actual starting value, see “Terms of the Securities” above. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment on the securities will be calculated based on the actual starting value, and not the hypothetical value indicated below.

Hypothetical Payout Profile

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Hypothetical Returns

If the securities are automatically called:

Hypothetical payment per security on call settlement date	Hypothetical total pre-tax rate of return
$1,206.00	20.60%

If the securities are not automatically called:

Hypothetical ending value	Hypothetical underlying return	Hypothetical maturity payment amount per security	Hypothetical total pre-tax rate of return
$200.00	100.00%	$2,500.00	150.00%
$175.00	75.00%	$2,125.00	112.50%
$150.00	50.00%	$1,750.00	75.00%
$140.00	40.00%	$1,600.00	60.00%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$900.00	-10.00%
$60.00	-40.00%	$800.00	-20.00%
$50.00	-50.00%	$700.00	-30.00%
$25.00	-75.00%	$450.00	-55.00%
$0.00	-100.00%	$200.00	-80.00%

Hypothetical Examples

If the securities are automatically called:

Example 1—Automatic Call. The hypothetical closing value of the underlying on the call date is $120, which is greater than the starting value.

Because the closing value of the underlying on the call date is greater than the starting value, the securities would be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call premium of 20.60% of the stated principal amount. In this example, the total payment upon automatic call would be $1,206.00 per security.

Even though the underlying appreciated by a percentage greater than the call premium from the starting value to the closing value on the call date in this example, your return is limited to the call premium. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying. If the securities are automatically called for redemption, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date.

If the securities are not automatically called:

Example 2—Upside Scenario. The hypothetical ending value is $110 (a 10% increase from the starting value), which is greater than the starting value.

Maturity payment amount per security = $1,000 + ($1,000 × underlying return × participation rate)

= $1,000 + ($1,000 × 10% × 150%)

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

= $1,000 + $150.00

= $1,150.00

Because the underlying appreciated from the starting value to the hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the underlying multiplied by the participation rate.

Example 3—Par Scenario. The hypothetical ending value is $95 (a 5% decrease from the starting value), which is less than the starting value but greater than the threshold value.

Maturity payment amount per security = $1,000

Because the hypothetical ending value is less than the starting value but greater than the threshold value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 4—Downside Scenario. The hypothetical ending value is $50 (a 50% decrease from the starting value), which is less than the threshold value.

Maturity payment amount per security = $1,000 + [$1,000 × (underlying return + buffer amount)]

= $1,000 + [$1,000 × (-50% + 20%)]

= $1,000 + ($1,000 × -30%)

= $1,000 + -$300

= $700

Because the underlying depreciated from the starting value to the hypothetical ending value by more than the buffer amount, such that the hypothetical ending value is less than the threshold value, your maturity payment amount in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying beyond the buffer amount.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Information About the SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry™ Index. The S&P® Oil & Gas Exploration & Production Select Industry™ Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries within the S&P Total Market Index: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SSGA Funds Management, Inc. (“SSGA FM”), an investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF, and the SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF trade on the NYSE Arca under the ticker symbol “XOP.”

Please refer to the section “Fund Descriptions— The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information and have not independently verified any information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF. This pricing supplement relates only to the securities and not to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We make no representation as to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® S&P® Oil & Gas Exploration & Production ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF on March 31, 2023 was $127.59.

The graph below shows the closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each day such value was available from January 2, 2018 to March 31, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.575% ($25.75) for each security it sells. Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due April 6, 2026

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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